CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BTHC VIII, INC.

     BTHC VIII, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following as the second paragraph of "Section 1. Authorization of Shares":

             "Upon this Certificate of Amendment of Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the corporation's Common Stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time will automatically be reclassified into 1/1.6 of a share of Common Stock, par value $.001 per share, of the Corporation (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock represented by such certificate shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification. No fractional shares of New Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of New Common Stock will receive a full share of New Common Stock."

          2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall be deemed effective at Noon Eastern Time on the 15th day of October 2007.


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          IN WITNESS  WHEREOF,  BTHC VI, Inc. has caused this  Certificate to be executed by Timothy P. Halter, its President, on this 11th day of October, 2007.

                                                       BTHC VIII, Inc.


                                                       By:/s/ Timothy P. Halter
                                                          ----------------------
                                                       Name:  Timothy P. Halter
                                                       Office: President